UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 8, 2007

CNX GAS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32723	20-3170639
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Penn Center West, Suite 401 Pittsburgh, Pennsylvania	15276
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code:
(412) 200-6700
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement
     1. Agreement of Sale with Consolidation Coal Company.
          CNX Gas Company LLC (“CNX Gas”), as buyer, and Consolidation Coal Company (“Consolidation Coal”), as seller, entered into an Agreement of Sale dated as of June 8, 2007 (the “Agreement of Sale”). Pursuant to the Agreement of Sale, Consolidation Coal agreed to sell to CNX Gas certain Pittsburgh seam coal reserves and resources totaling approximately 5,711 net acres, located in Greene County, Pennsylvania, and Monongalia County, West Virginia, adjacent to the Federal No. 2 Mine owned by Eastern Associated Coal Corp. (an affiliate of Peabody Energy) (such reserves and resources, the “Pittsburgh Coal”). Consolidation Coal also agreed to sell to CNX Gas certain coal reserves and resources totaling approximately 4,604 net acres, located in Muhlenberg, McLean and Ohio Counties, Kentucky (such reserves and resources, collectively, the “Kentucky Coal”). Included in the sale were Consolidation Coal’s coal mining rights relating to the transferred coals as well as certain books and records relating to the coals. Consolidation Coal also agreed to release and waive any claims it had to emission reduction credits relating to the production of methane from the coals transferred to CNX Gas. The closing of the Agreement of Sale is scheduled for not later than June 19, 2007.
          Consolidation Coal also agreed for a period of five years following the closing to enter into non-exclusive surface use agreements with CNX Gas (or certain designees) on a site-specific basis, in order to allow CNX Gas access to approximately 150 acres of surface land owned by Consolidation Coal overlying the portion of the Pittsburgh located to the north of the Federal No. 2 Mine (totaling approximately 4,790 net acres, the “Northern Block”). Consolidation Coal retained the right, however, to sell, lease or convey any of this surface property free of the surface use agreement obligation.
          As consideration for Consolidation Coal’s agreements, CNX Gas agreed to pay Consolidation Coal $45.0 million in cash, plus a deferred payment on the Northern Block and a contingent payment on the Kentucky coals other than the seam known as the No. 9 Seam (collectively, the “Non-No. 9 Coal”).
          There is a contingent deferred payment obligation with respect to the Northern Block equal to $1.00 per net ton plus 8% of the gross sales price per ton, which is payable as the coal is mined and sold. There is also an absolute deferred payment obligation with respect to the Northern Block—that is, regardless of how much coal is mined, CNX Gas is required to pay Consolidation Coal $36.0 million on the 35th anniversary of the closing. This deferred payment obligation will be reduced by any amount paid by CNX Gas to Consolidation Coal on the per-ton-of-coal-mined contingent payment obligation prior to that date. To the extent coal continues to be mined and sold after the 35th anniversary, CNX Gas would continue to pay Consolidation Coal on a per-ton basis thereafter so long as coal is mined and sold from the Northern Block. The contingent payment obligation on the Non-No. 9 Coal is equal to 6.5% of the gross sales price for each ton of Non-No. 9 Coal sold.
          CNX Gas agreed to provide Consolidation Coal with monthly production reports of all coal mined from the Northern Block and the Non-No. 9 Coal and an annual estimate of tonnage expected to be mined in the coming year. CNX Gas also agreed to report the average monthly gross sales price for the coal mined. CNX Gas agreed to indemnify Consolidation Coal against any breach by CNX Gas and its affiliates, successors and assigns of the sales agreement or any permit relating to the transferred coals.
     2. Asset Exchange Agreement with Eastern Associated Coal, LLC, Cyprus Creek Land Holdings, LLC and various affiliated entities.
          Following the signing of the Agreement of Sale, CNX Gas entered into an Asset Exchange Agreement dated as of June 8, 2007 (the “Asset Exchange Agreement”), with Eastern Associated Coal, LLC (“Eastern Associated”), Cyprus Creek Land Holdings, LLC (“Cyprus Creek”) and various affiliated entities, all of which are affiliated with Peabody Energy Corporation (collectively, the parties to the Asset Exchange Agreement other than CNX Gas are referred to as the “Peabody AEA Parties”), pursuant to which CNX Gas agreed to transfer the Pittsburgh Coal (together with CNX Gas’ coal mining rights and certain related coalbed methane and coal mine methane rights) and Kentucky Coal (together with CNX Gas’ coal mining rights) to the Peabody AEA Parties in exchange for various oil and gas rights (including coalbed methane and coal mine methane) under approximately 606,101 acres of land controlled by the Peabody AEA Parties, together with certain contracts, leases to third-party producers, rights to emission reduction credits from the production of methane, books and records and certain insurance claims. The Asset Exchange Agreement provides that Eastern Associated will receive the assets relating to the Pittsburgh Coal and that Cyprus Creek will receive the assets relating to the Kentucky Coal. Eastern Associated agreed to provide CNX Gas with monthly production reports and the average monthly gross sales price of all coal mined from the Northern Block and an annual estimate of tonnage expected to be mined in the coming year; Cyprus Creek made a similar agreement with respect to the Non-No. 9 Coal. With respect to the Non-No. 9 Coal, CNX Gas reserved a production payment equal to $1.08 per ton, increased annually by two percent (2.0%) starting in 2008, until CNX Gas has received $26.0 million in the aggregate, subject to a cap of 5.0% of the then-current gross sales price per ton and further subject to early termination when 90.0% of the mineable Non-No. 9 Coal reserves have been mined. The transaction memorialized by the Asset Exchange Agreement is intended to qualify as a like-kind exchange under Section 1031 of the U.S. Internal Revenue Code of 1986 (as amended). The closing of the transactions contemplated by the Asset Exchange Agreement is currently scheduled for June 20, 2007.
          The Peabody AEA Parties did not convey as part of the exchange any oil and gas, coalbed methane or coal mine methane interests currently located within areas where any of the Peabody AEA Parties or their affiliates (collectively, “Peabody Energy”) have active operations or planned operations within the next 10 years. Furthermore, the Peabody AEA Parties reserved broad rights to allow Peabody Energy’s affiliates and their successors and assigns to mine coal in the areas where CNX Gas received oil and gas rights, provided, however, that prior to mine-through of oil and gas wells drilled or assets installed prior to CNX Gas’ having received notice of a Peabody Energy entity’s intent to designate that area as an active mining area, the applicable Peabody Energy entity must compensate CNX Gas for certain costs and expenses as well as the value of oil and gas reserves impaired by the proposed mining.
          The Asset Exchange Agreement includes provisions whereby CNX Gas may be required to provide replacement coal properties or up to $6.2 million in cash to the Peabody AEA Parties in the event of major title or environmental defects in the properties transferred by CNX Gas to the extent such defects are properly identified by a Peabody AEA Party prior to September 20, 2007. Similarly, the Peabody AEA Parties may be required to provide replacement oil and gas properties or up to $4.8 million to CNX Gas in the event of major title or environmental defects in the properties transferred by the Peabody AEA Parties to the extent such defects are properly identified by CNX Gas prior to September 20, 2007. Effective at the closing of the transactions contemplated by the Asset Exchange Agreement, Peabody Investments Corp. will agree to guarantee, and act as surety for, the full payment of any of the foregoing sums due from the Peabody AEA Parties to the extent they do not pay on demand.
          The Peabody AEA Parties also agreed to enter into non-exclusive surface use agreements with CNX Gas (or certain designees) on a site-specific basis, in order to allow CNX Gas access to surface land owned by Peabody Energy overlying the oil and gas transferred to CNX Gas. For a period of five years after the closing of the transactions contemplated by the Asset Exchange Agreement, the Peabody AEA Parties are not permitted to sell, assign, or otherwise permanently transfer, and will not permit any of their affiliates to assign or otherwise permanently transfer, any of their interest in the surface land overlying the oil and gas, unless the transfer is subject to the obligation to allow CNX Gas surface access. After five years, the restriction on sale, assignment or permanent transfer without the obligation to enter into surface use agreements with CNX Gas terminates. A similar restriction applies to any proposed lease-outs of surface lands by the Peabody AEA Parties (and any of their affiliates).
          CNX Gas agreed to convey to the Peabody AEA Parties the benefit of Consolidation Coal’s obligation to enter into site-specific surface use agreements with respect to certain parcels of surface land overlying the Northern Block.
     3. Asset Purchase Agreement with Peabody Natural Gas, LLC and various affiliated entities.
          CNX Gas, as buyer, and Peabody Natural Gas, LLC (together with various affiliated entities) (collectively “PNG”), as seller, entered into an Asset Purchase Agreement dated as of June 8, 2007 (the “Asset Purchase Agreement”) pursuant to which, in return for $15.0 million to be paid by CNX Gas, PNG agreed to transfer to CNX Gas various oil and gas rights (including coalbed methane and coal mine methane) under approximately 273,921 acres of land controlled by PNG, together with certain wells and equipment, contracts, leases to third-party producers, rights to emission reduction credits from the production of methane, books and records and certain insurance claims. PNG may be required to provide replacement oil and gas properties or up to $2.0 million in cash to CNX Gas in the event of major title or environmental defects in the properties transferred by PNG to the extent such defects are properly identified by CNX Gas prior to September 20, 2007. Effective at the closing of the transactions contemplated by the Asset Purchase Agreement, Peabody Investments Corp. will agree to guarantee, and act as surety for, the full payment of any of the foregoing sums due from PNG to the extent PNG does not pay on demand.
          PNG agreed to enter into non-exclusive surface use agreements with CNX Gas (or certain designees) on a site-specific basis, in order to allow CNX Gas access to surface land owned by PNG overlying the oil and gas on terms substantially similar to those set forth in the Asset Exchange Agreement.
     4. Asset Purchase Agreements with Eastern Associated Coal, LLC, and Cyprus Creek Land Holdings, LLC.
          CNX Gas, as seller, also entered into separate asset purchase agreements with each of Eastern Associated and Cyprus Creek, in each case as buyer, pursuant to which, in return for payments of $1,000 from each buyer, CNX Gas agreed to convey its conventional oil and gas, coalbed methane and coal mine methane (other than coalbed methane and coal mine methane arising from the Pittsburgh Coal) and related rights to claim emission reduction credits relating to the production of the methane, in each case to the extent located within the boundaries of the Pittsburgh Coal and Kentucky Coal. CNX Gas also agreed to transfer certain related contracts, books and records, and insurance claims. CNX Gas agreed that Eastern Associated would receive the assets relating to the areas in which the Pittsburgh Coal is located and that Cyprus Creek would receive the assets relating to the areas in which the Kentucky Coal is located. Subject to certain exceptions where Eastern Associated or Cyprus Creek may retain an economic interest, the assets transferred to Eastern Associated and Cyprus Creek automatically revert to CNX Gas upon completion of coal mining and post-mining operations on the respective parcels.
Each of the foregoing agreements also contains customary representations, warranties, covenants, conditions and indemnities.
The foregoing descriptions are summaries of the material terms of the agreements described. As summaries, such descriptions do not purport to be complete and are qualified in their entirety by reference to the agreements.
Consolidation Coal Company, an affiliate of CONSOL Energy, Inc. (“CONSOL Energy”), owns approximately 81.5% of the issued and outstanding common stock of CNX Gas. Additionally, CNX Gas and CONSOL Energy (or its affiliates) are parties to those agreements and arrangements set forth under the caption “Certain Relationships and Related Transactions” set forth in CNX Gas’ Proxy Statement filed on Schedule 14A for the annual stockholders meeting held on April 23, 2007, and such information is hereby incorporated by reference into this filing on Form 8-K.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNX GAS CORPORATION

By:	/s/ Nicholas J. DeIuliis

Nicholas J. DeIuliis, President and Chief Executive Officer
Dated: June 14, 2007